MANAGEMENT SERVICES AGREEMENT

This Management Agreement (“Agreement”) is made and entered into as of this thirty first (31st) day of July, 2013, (the “Effective Date”) by and between Apollo Medical Management, Inc., a Delaware corporation (“Manager”), and Apollomed Care Clinic, a professional corporation (“Group”). Manager and Group are, at times, collectively referred to herein as “Parties”.

Recitals:

A. Manager is a Delaware corporation engaged in the business of managing physician practices to enhance the quality and efficiency of the medical practices it manages.

B. Group is a California professional medical corporation which has as its primary objective the delivery or arrangement for the delivery of professional health care services;

C. Group desires retain Manager to provide assistance to Group in managing and administering certain non-medical aspects of Group’s medical practice in a manner and to the extent permitted by law.

D. Group and Manager recognize that Group has sole responsibility for providing medical services to Group’s patients, and Manager shall provide assistance and have final authority over to Group in managing and administering all non-medical functions of Group’s medical practice.

THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

1. Obligations of Manager.

1.1. Management Services. During the Term of this Agreement (as defined in Section 6.1), Group appoints and engages Manger, and Manger agrees to furnish to Group, in the sole and absolute discretion of Manager as to method and cost, those Management Services set forth in Exhibit A hereto. Notwithstanding such appointment and engagement, Group will have exclusive authority and control over the professional aspects of Group to the extent the same constitute or directly affect the practice of medicine, including all diagnosis, treatment and ethical determinations with respect to patients that are required by applicable law to be decided by a physician.

1.2. Performance of Manager’s Services.

(a) Manager’s Availability. Manager shall devote its best efforts to carrying out the terms of this Agreement and shall devote sufficient time and resources, as determined by Manager after consultation with Group, as is reasonably required to discharge its duties under this Agreement.

(b) Manager’s Authority. Manager shall perform all additional and ancillary services, not otherwise described in this Agreement that may in Manager’s judgment, after consultation with Group, be reasonable and appropriate in order to meet Manager’s obligations under this Agreement. Manager may subcontract with other persons or entities, including entities related to Manager by common ownership or control, and subcontractors of Group, to perform all or any part of the services required of Manager by this Agreement. For purposes of this Agreement, Manager shall have signatory rights on all bank accounts used by Group in the conduct of Group’s practice, and Manager shall have the right to make deposits to and payments from such accounts as it deems appropriate in furtherance of its obligations hereunder, in accordance with Exhibit A.

(c) Manager’s Responsibility. In all matters under this Agreement, Manager shall abide by all applicable state and federal laws and regulations, and applicable policies and procedures of Group.

(d) Reports to Group. On or before the twenty-fifth (25th) day of the first month of each calendar quarter, Manager shall provide Group with an accounting of all billings and collections on behalf of Group, and all deposits to the account(s) of Group and payments from the account(s) of Group, effected by Manager for the benefit of Group during the immediately preceding calendar quarter. All reports shall be in such form as may be agreed between Manager and Group from time to time.

2. Obligations of Group.

2.1. Physician Services. Group shall be responsible for the rendition of all medical services, including without limitation, diagnosis or treatment of any condition; the prescribing, dispensing and/or administering of any medication, surgery, therapy, and the preparation of all medical reports.

2.2. Selection of Group Personnel. Group shall retain responsibility for the selection, hiring and termination of physicians, allied health professionals and medical assistants working in clinical capacities for the Group. Group, in consultation with Manager, shall be solely responsible for determining the compensation of all licensed medical professionals.

2.3. Supervision of Support Personnel. Group shall supervise and assume responsibility for any service provided by allied health professionals that require the supervision of a licensed physician. Manager shall have no control or direction over the delivery or provision of medical services and all such medical services shall be provided under the professional direction and supervision of Group’s affiliated physicians. To the extent any act or service required of Manager in this Agreement should be construed or deemed, by any governmental authority, agency or court to constitute the practice of medicine, the performance of said act or service by Manager shall be deemed waived and forever unenforceable.

2.4. Designation of Agent. Group hereby designates and appoints Manager to act as Group’s non-physician manager and to provide the services to Group in connection with Group’s Practice as described in this Agreement. Group hereby designates Warren Hosseinion, M.D. and Kyle Francis as its designated representatives who are duly authorized by the Group to bind the Group and act on behalf of the Group in all respects pertaining to this Agreement.

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2.5. Access to Information. Group acknowledges and agrees that all information and records concerning Group and Group’s performance of services that may be obtained by Manager during the Term of this Agreement may be used by Manager for all purposes necessary or convenient to Manager’s obligations under this Agreement.

2.6. Coding and Billing Procedures. Group shall retain responsibility for decisions relating to coding and billing procedure for patient care services. Group shall ensure the prompt and accurate preparation of patient records by its affiliated physicians. Such records shall conform with community standards both as to form and content and shall include all information necessary for Manager to properly discharge its responsibility to bill patients and third party payors on behalf of Group.

3. Confidentiality.

3.1. Definition. For the purpose of this Agreement, the term “Manager Confidential Information” shall include the following: (a) all documents and other materials, including but not limited to, all memoranda, clinical manuals, handbooks, production books, educational material and audio or visual recordings, which contain information relating to the operation of the Group or its programs (excluding written materials distributed to patients in the operation of the Group as promotion for the Group), (b) all methods, techniques and procedures utilized in providing services to the Group’s patients not readily available through sources in the public domain, and (c) all trademarks, trade names, service marks, or protected software of Manager and their related data files. For purposes of this Agreement, the term “Group Confidential Information” shall include the following: (i) financial information of Group, (ii) medical records of patients receiving services from the Group, (iii) data relating to patient care and outcomes (whether individually identifiable with respect to any one patient or aggregated with information relating to multiple patients), (iv) risk management records, and (v) such other information that specifically pertains to Group and is proprietary to Group. Notwithstanding anything herein to the contrary, unless otherwise specified under applicable law, Group shall be deemed the “records owner,” as such term is defined under applicable state law, of all patient records at the Group.

3.2. Agreements of Group. Group acknowledges and agrees that Manager Confidential Information is owned by Manager and has been disclosed to it in confidence and with the understanding that it constitutes valuable business information developed by Manager at great expenditure of time, effort and money. Group agrees that it shall not, without the express prior written consent of Manager, use Manager Confidential Information for any purpose other than the performance of this Agreement nor allow anyone access to such except on a need to know basis. Group further agrees to keep strictly confidential and hold in trust all Manager Confidential Information and not disclose or reveal such information to any third party (other than Group’s professional advisors with a need to know such information, which advisors shall maintain the confidentiality thereof) without the express prior consent of Manager. Group hereby acknowledges Manager’s right to use any technical or business expertise obtained during the course of its engagement hereunder in connection with its management of any other facility.

3.3. Agreements of Manager. Manager acknowledges and agrees that Group Confidential Information is owned by Group and has been disclosed to it in confidence and with the understanding that it constitutes valuable business information. Manager agrees that it shall not, without the express prior written consent of Group, use Group Confidential Information for any purpose other than the performance of this Agreement nor allow anyone access to such except on a need to know basis. Manager further agrees to keep strictly confidential and hold in trust all Group Confidential Information and not disclose or reveal such information to any third party (other than the affiliates of Manager and Manager’s professional advisors with a need to know such information, which affiliates and advisors shall maintain the confidentiality thereof) without the express prior written consent of Group. Manager is permitted to disclose Group’s Confidential Information to Manager’s subcontractors for the performance of this Agreement. In connection with the foregoing, Manager shall ensure that its affiliates, including subcontractors, also maintain the confidentiality of Group Confidential Information in accordance with the terms hereof.

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3.4. Disclosure. If Group or Manager or any of their respective representatives are requested by a person or entity to disclose Manager Confidential Information or Group Confidential Information, respectively, in any legal, quasi-legal or administrative proceeding, Group or Manager shall promptly notify the other party of such request so that the other party may take, at its expense, such steps necessary to protect Manager Confidential Information or Group Confidential Information, as applicable. If Group or Manager is thereafter required to disclose Manager Confidential Information or Group Confidential Information, as applicable, to the person or entity compelling such disclosure, only the part of such information as is required by law to be disclosed shall be disclosed.

3.5. Treatment on Termination. Upon termination of this Agreement by either party for any reason whatsoever, each party shall forthwith return to the other party all material constituting or containing Confidential Information of the other party, in a format that is usable or capable of conversion to a usable format, and no party thereafter shall use, appropriate, or reproduce such information or disclose such information to any third party. All costs of converting Confidential Information to a format useable by the recipient shall be borne by the recipient.

3.6. Medical Information & Patient Records. Each party shall maintain the confidentiality of all patient records, charts and other patient identifying information, and shall comply with all applicable State and Federal laws governing the confidentiality of medical records and related information. Pursuant to the Health Insurance Portability Accountability Act of 1996, as amended, and Subtitle D of the Health Information Technology for Economic and Clinical Health Act, the Parties hereto agree to be bound by the Business Associate Agreement attached hereto at Exhibit C and Incorporated here within.

3.7. Intellectual Property Rights. Group utilizes a proprietary database technology called ApolloWeb to enhance the quality and efficiency of the medical practices it manages. (“ApolloWeb”). From time to time, Group may provide Manager with software programs and related documentation, or improvements and upgrades thereto, to facilitate its use of ApolloWeb (“System-Related Software”). Group hereby grants Manager a nonexclusive, royalty-free license to reproduce, install and use on equipment owned or controlled by Group, and solely for Group’s own purposes (which may be business or non-commercial, as applicable), any such System-Related Software only in the form it was provided or made available to Manager by Group, and only in connection with Manager’s use of the ApolloWeb in accordance with this Agreement. Manager will not distribute, sublicense, modify, create derivative works of, sell, transfer or assign the System-Related Software, nor will Manager reverse engineer, decompile or disassemble any object code of System-Related Software except to the extent permitted by applicable law notwithstanding this restriction. Manager further agrees not to remove or destroy any proprietary markings or confidential legends placed upon or contained within any System-Related Software.

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Group and its licensors reserve all right, title and interest in the ApolloWeb and System-Related Software, including all intellectual property rights therein (including without limitation all copyrights, patents, trade secrets, trademarks, service marks and trade names) subject to the licenses expressly set forth in this Agreement. This Agreement does not include any sale or transfer to Manager of Group intellectual property rights, including without limitation with respect to ApolloWeb or any System-Related Software.

Manager acknowledges that the content, data and other materials made available by Group are owned or licensed by Group (the “Third Party Materials”). Manager will not reproduce, distribute, modify, create derivative works of, or exercise any other rights in, such Third Party Materials except as authorized by Group.

4. Independent Contractors.

4.1. Independent Contractors. Manager is an independent contractor with respect to its obligations under this Agreement. Nothing contained herein shall be construed as creating any other type of relationship between the Parties other than one of independent contractor. In the performance of this Agreement, it is mutually understood and agreed that physicians are at all times acting and performing wholly independently and not as employees, agents, partners or joint venturers of Manager. They shall have no claim under this Agreement or otherwise against Manager for any compensation or benefits, including without limitation wages, workers’ compensation, unemployment compensation, sick leave, vacation pay, retirement benefits, social security benefits, or any other employee benefits, all of which shall be the sole responsibility of Group.

5. Staffing of Manager and Group.

5.1. Non-physician Personnel. Manager shall be responsible for the payment to all persons employed or retained by Manager of all compensation, including reasonable base salary, fringe benefits, bonuses, health and disability insurance, workers’ compensation insurance and any other benefits that Manager may make available to its employees or contractors.

5.2. Licensed Professional Personnel. Group shall employ or contract with all physicians and other licensed professional personnel that Group, after consultation with Manager, deems to be required for the conduct of the practice. Group will not enter into any agreements with the licensed physicians it employs and contracts with to render care and treatment to its patients (“Participating Providers”) unless such Participating Providers have: (i) current unrestricted licenses to practice their respective professions in the State of California and (ii) current unrestricted Federal Drug Enforcement Agency (“DEA”) numbers. In addition, where Group contracts with individual physicians, such physicians will have medical staff membership at the hospitals required by the Plans and where Group contracts with licensed clinics and medical groups, at least one primary care physician practicing at each clinic or medical group will have medical staff membership at the hospitals required by Plans. Group further agrees to establish procedures to ensure that Participating Providers meet these requirements on an ongoing basis. Manager will reasonably cooperate with and assist Group to meet its obligations under this Section; provided, however, that Group acknowledges and agrees that it will retain ultimate responsibility for meeting such obligations. All such personnel shall be employees or contractors of Group, and Group shall be responsible for the payment to all such persons of all compensation, including reasonable base salary, fringe benefits, bonuses, health and disability insurance, workers’ compensation insurance and any other benefits which Group may make available to Group’s employees or contractors; provided, however, that Manager shall have management responsibility over the non-medical aspects associated with Group’s employment or contracting of such personnel.

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6. Term and Termination.

6.1. Term. This Agreement shall commence on the Effective Date and shall continue in full force and effect for a term of twenty (20) years (the “Initial Term”) unless terminated earlier as provided in this Agreement. After the expiration of the Initial Term, the term of this Agreement will be automatically extended for additional terms of ten (10) years each (the “Renewal Terms”), unless either Party delivers written notice to the other Party of such intention not to extend the term of this Agreement, at least ninety (90) days prior to the expiration of the current term (the Initial Term as extend by all Renewal Terms, the “Term”).

6.2. No Termination without Cause. This Agreement may be terminated only for cause as specified in Sections 6.3, 6.4, 6.5 below.

6.3. Termination For Cause. This Agreement may be terminated by either party for cause, upon sixty (60) days prior written notice to the other party specifying the cause upon which such termination is based. For purposes of this Agreement, “cause” shall have the meanings set forth below in Sections 6.4 and 6.5. Notwithstanding the foregoing, neither party may terminate this Agreement if, during the foregoing sixty (60) day period, the party to whom notice has been given successfully cures the failure or breach of performance upon which termination is based; provided, however, that if such failure or breach cannot be cured within the sixty (60) day period, termination shall not occur if the party to whom notice has been given takes material action during such sixty (60) day period to cure the failure or breach and thereafter diligently and continuously prosecutes such cure to completion.

6.4. By Group. Cause for termination by Group shall be limited to the following: (i) failure of any representation or warranty made by Manager in this Agreement to be true at the date of this Agreement and to remain true throughout the Term hereof, which failure has a material adverse effect upon Group; (ii) material failure by Manager to duly observe and perform the covenants and agreements undertaken by Manager herein; (iii) misrepresentation of material fact, or fraud, by Manager in the discharge of its obligations under this Agreement; (iv) if Manager shall dissolve, shall be adjudicated insolvent or bankrupt, or shall make a general assignment for the benefit of creditors, or shall consent to or authorize the filing of a voluntary petition in bankruptcy, which petition shall remain undismissed for a period of sixty (60) days, or the filing against Manager of any proceeding in involuntary bankruptcy, which proceeding shall remain undismissed for a period of sixty (60) days.

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6.5. By Manager. Cause for termination by Manager shall be limited to the following: (i) failure of Group to pay the Management Fee (as defined in Section 7) in full and as required in Section 7 of this Agreement and Exhibit B attached hereto within [ten] [(10)] days after Group’s receipt of written notice of a failure to pay when due; (ii) failure of any representation or warranty made by Group in this Agreement to be true at the date of this Agreement and to remain true throughout the Term hereof, which failure has a material adverse effect upon Manager; (iii) material failure by Group to duly observe and perform all the covenants and agreements undertaken by Group herein; (iv) misrepresentation of material fact, or fraud, by Group in the discharge of Group’s obligations under this Agreement; or (v) if Group shall be adjudicated insolvent or bankrupt, or shall make a general assignment for the benefit of creditors, or shall consent to or authorize the filing of a voluntary petition in bankruptcy, which petition shall remain undismissed for a period of sixty (60) days, or the filing against Group of any proceeding in involuntary bankruptcy, which proceeding shall remain undismissed for a period of sixty (60) days.

6.6. Effect of Termination. Termination of this Agreement shall not discharge either party from any obligation which may have arisen and which remains to be performed upon the date of termination, including, but not limited to, the obligation to compensate Manager in accordance with Section 7 (Management Fee). Upon termination of this Agreement, Manager shall promptly deliver to Group all clinical and financial data maintained by Manager for Group’s benefit. Manager shall make diligent efforts to collect receivables arising from services of Group prior to the date of termination and shall remit to Group in a timely fashion the allocable portion of all such collections. Similarly, following termination, all receivables that Group may directly collect arising from services of Group prior to the date of termination shall be allocated as provided herein, and Group shall remit to Manager in a timely fashion the allocable portion of Group’s collections of the same.

7. Management Fee.

7.1. Management Fee. As compensation for its services hereunder, Manager will be paid a management fee (the “Management Fee”) in the manner and amount set forth on Exhibit B attached hereto and incorporated herein by reference.

8. Rights of Entry and Inspection.

8.1. By Manager. Manager and its duly authorized representatives shall have the right at all reasonable times to enter upon Group’s Premises for the purposes of carrying out the duties of Manager hereunder, and for inspection and verification of Group’s books and records pertaining to Group’s Practice; provided, however, that any such entry by Manager shall not unreasonably interfere with the conduct of Group’s Practice.

8.2. By Group. Group and its duly authorized representatives shall have the right at all reasonable times to enter upon Manager’s premises for the purposes of carrying out the duties of Group hereunder, and for inspection and verification of Manager’s books and records pertaining to Group’s Practice; provided, however, that any such entry by Group shall not unreasonably interfere with the conduct of Manager’s business.

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9. Group’s Representations and Warranties.

The following representations and warranties of Group are made to Manager for the purpose of inducing Manager to enter into this Agreement. Group represents and warrants as follows:

9.1. Properly Constituted. Group is a professional corporation, duly organized, validly existing and in good standing under the laws of the State of California, has the necessary corporate power and authority to own its property and to carry on Group’s business as it is now being conducted, and to enter into and perform Group’s obligations under this Agreement.

9.2. Consents. Group has taken all appropriate corporate action and has obtained all necessary approvals and consents that are necessary or convenient to enable Group to enter into this Agreement.

9.3. No Conflicts. Group’s Board of Directors has all requisite power to execute, deliver and perform this Agreement. Neither the execution and delivery of this Agreement, nor the consummation and performance of the transactions contemplated in this Agreement, will constitute a default or an event that would constitute a default under, or violation or breach of, Group’s Articles of Incorporation, Bylaws or any license, lease, franchise, mortgage, instrument, or other agreement or arrangement to which Group may be bound.

9.4. Licenses and Permits. Group has in full force and effect all licenses, permits and certificates required to operate Group’s Practice as it is being operated as of the date of this Agreement. All of the Group’s shareholders and Participating Providers providing professional medical services are duly licensed to practice medicine without restriction in the State of California. Group shall promptly notify Manager should any of Group’s shareholders or Participating Providers become ineligible to practice medicine in the State of California. Group shall not permit any persons who have become ineligible to practice medicine in California to retain shares of Group beyond such time periods as may be permitted by law.

9.5. Convictions. Neither Group nor any of its physician shareholders or Participating Providers have been convicted of any felony criminal offense related to healthcare, or is listed by a federal or state agency as debarred, excluded, or otherwise ineligible for federal or state program participation.

9.6. Contracts. Group has furnished Manager full and complete copies of all contracts and agreements affecting Group including, but not limited to, all contracts to which Group is a party.

9.7. Litigation. There is no action, suit, proceeding, investigation or litigation outstanding, pending or, to the best of Group’s knowledge, threatened, affecting Group other than routine patient collection matters and professional liability cases adequately covered by insurance.

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9.8. Participating Providers. Group represents and warrants that each Group Participating Provider is as of the date hereof, and will at all times during the Term:

(a) duly licensed to practice medicine within the State of California and in possession of a federal DEA number, all without limitation, restriction or condition whatsoever;

(b) entitled to receive Medicare and Medicaid reimbursement without limitation, restriction or condition whatsoever; and

(c) in compliance with the insurance requirements set forth in Section 11.1herein.

9.9. Compliance. Group represents and warrants that it and each Group Participating Provider will (i) comply with all applicable governmental laws, regulations, ordinances, and directives and (ii) perform his or her work and functions at all times in strict accordance with currently approved methods and practices in his or her field.

9.10. Disclosure. During the Term of this Agreement, Group shall have an affirmative obligation to make reasonable inquiries to ascertain the occurrence of any of the matters or events that would make the covenants contained in Sections 9.1, 9.2, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, and 9.9 untrue, whether occurring at any time prior to, or during the Term of this Agreement, and to immediately disclose same to Manager in accordance with the notice provisions set forth in Section 12.4.

9.11. Additional Disclosures. Group shall also report the following to Manager, in accordance with the notice provisions set forth in Section 12.4, within three (3) business days of Group’s knowledge of same:

(a) The employment or termination of any physician participating in the Group; and

(b) Any event that substantially interrupts, or may substantially interrupt, the Group or which may adversely affect its operation.

10. Manager’s Representations and Warranties.

The following representations and warranties of Manager are made to Group for the purpose of inducing Group to enter into this Agreement. Manager represents and warrants as follows:

10.1. Properly Constituted. Manager is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has the necessary corporate power and authority to own its property and to carry on its business as it is now being conducted, and to enter into and perform its obligations under this Agreement.

10.2. No Conflicts. Manager has all requisite power to execute, deliver and perform this Agreement. Neither the execution and delivery of this Agreement, nor the consummation and performance of the transaction contemplated in this Agreement, will constitute a default, or an event that would constitute a default under, or violation or breach of, Manager’s Articles of Incorporation, Bylaws or any license, lease, franchise, mortgage, instrument, or other agreement to which Manger may be bound.

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10.3. Licenses and Permits. Manager has in full force and effect all licenses, permits and certificates required to operate its business as it is being operated as of the date of this Agreement.

10.4. Consents. Manager has taken all appropriate corporate action and has obtained all necessary approvals and consents that are necessary or convenient to enable Manager to enter into this Agreement.

11. Insurance and Indemnity.

11.1. Professional Liability. Group shall at all times during the Term of the Agreement, at its sole cost and expense, procure and maintain, and cause all licensed health care personnel associated with Group’s medical practice to similarly procure and maintain, professional liability insurance with minimum coverage limits of One Million Dollars ($1,000,000) per occurrence and Three Million Dollars ($3,000,000) annual aggregate, and in such form and substance, and underwritten by such recognized companies, authorized to do business in California, as Manager may from time to time reasonably require, and shall provide copies of all such policies and renewals thereof to Manager upon request. In the event Group procures a “claims made” policy as distinguished from an “occurrence” policy, Group will procure and maintain at its sole cost and expense, prior to termination of such insurance, “tail” coverage to continue and extend coverage complying with this Agreement after the end of the “claims made” policy. Upon reasonable request from Manager, Group will cause to be issued to Manager proper certificates of insurance, evidencing that the foregoing provisions of this Agreement have been complied with, and said certificates will provide that prior to any cancellation or change in the underlying insurance during the policy period, the insurance carrier will first give thirty (30) calendar days written notice to Manager.

11.2. Indemnity. To the extent permissible under each party’s respective policies of insurance, each party shall indemnify and hold harmless the other party, and its shareholders, directors, officers, employees and agents, from and against all damages, costs, expenses, liabilities, claims, demands, and judgments of whatever kind or nature, including reasonable attorneys’ fees and costs, for which either party might liable, in whole or in part, arising out of or related to the acts and/or omissions of the indemnifying party and its shareholders, directors, officers employees and agents.

11.3. Limitation of Liability. Except for damages or liability arising from Manager’s indemnification obligations under this Agreement, the Parties acknowledge and agree that in no event shall Manager, its affiliates and members, or their respective shareholders, directors, members, managers, officers, employees or agents be liable to Group for any special, indirect, incidental, exemplary or consequential damages, including without limitation loss of goodwill, lost profits, lost data or lost opportunities, in any way relating to this Agreement, even if either party has been notified of the possibility or likelihood of such damages occurring, and whether such liability is based on contract, tort, negligence, strict liability or otherwise. Further, except for damages or liability arising from Manager’s indemnification obligations under this Agreement, in no event shall Manager’s liability in the aggregate for any damages for any matter arising under this Agreement ever exceed the amount of the Management Fee payable to Manager for the three months prior to the date of the action, regardless of the form of action, whether based on contract, tort, negligence, strict liability or otherwise. The Parties agree that the allocation of risks under this Agreement is reasonable and appropriate under the circumstances.

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12. General Provisions.

12.1. Assignment. Neither party shall assign any of its rights nor delegate any of its duties or obligations under this Agreement without the prior written consent of the other party. Notwithstanding the foregoing, Manager may assign this Agreement to a successor in interest by providing notice to Group, which notice shall state the effective date of such assignment. Upon such assignment, the successor shall be responsible for the duties and responsibilities of Manager hereunder. Nothing contained in this Section shall prevent Manager from contracting with subcontractors for the performance of its duties hereunder. Nothing contained in this Agreement shall be construed to prevent the Manager from selling or conveying substantially all of its assets used in connection with the performance of this Agreement, nor shall Group be prohibited from selling or conveying substantially all of its assets provided that the Agreement continues in full force and effect.

12.2. Access to Books and Records. Manager shall make available, upon request, to the Secretary of Health and Human Services and the Comptroller General of the United States, or their authorized representatives, this Agreement, and all books, documents and records relating to the nature and extent of the costs of services provided hereunder for a period of five (5) years after the furnishing of services pursuant hereto. In addition, if Manager’s services under this Agreement are to be provided by subcontract and if that subcontract has a value or cost of Ten Thousand Dollars ($10,000.00) or more over a twelve-month period, Manager shall require in writing that the subcontractor make available to the Secretary and the Comptroller General, or their authorized representatives, for a period of five (5) years after the furnishing of such services, the subcontract and all books, documents and records relating to the nature and extent of the costs of the services provided thereunder.

12.3. Amendments. This Agreement may be amended at any time by mutual agreement of the Parties without additional consideration, provided that before any amendment shall become effective, it shall be reduced to writing and signed by the Parties. Notwithstanding the foregoing, should any provision of this Agreement be in conflict with a governing State or federal law, it shall be deemed amended accordingly.

12.4. Notices. Notices required under this Agreement shall be deemed given (i) at the time of personal delivery upon the party to be served; or (ii) twenty four (24) hours following deposit for overnight delivery with a bonded courier holding itself out to the public as providing such service, or following deposit in the U.S. Mail, Express Mail for overnight delivery; or (iii) forty eight (48) hours following deposit in the U.S. Mail, registered or certified mail; and in any case postage prepaid and addressed as follows, or to such other addresses as either party may from time to time designate to the other:

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To Group:	Apollomed Care Clinic, a Professional Corporation
700 N. Brand Blvd, Suite 220
Glendale, CA 91203

To Manager:	Apollo Medical Management, Inc.
700 N. Brand Blvd, Suite 220
Glendale, CA 91203

12.5. Entire Agreement. This Agreement together with all exhibits hereto, and all documents referred to herein, is the entire Agreement between the Parties regarding the subject matter hereof, and supersedes all other and prior agreements, whether oral or written.

12.6. Successors and Assigns. This Agreement shall inure to the benefit of, and shall be binding upon, the Parties hereto and their permitted successors and assigns.

12.7. Waiver of Provisions. No waiver of any terms or conditions hereof shall be valid unless given in writing, and signed by the party giving such waiver. A waiver of any term or condition hereof shall not be construed as a future or continuing waiver of the same or any other term or condition hereof. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. No failure to exercise, and no delay in exercising, on the part of either party, any privilege, any power or any right hereunder will operate as a waiver thereof, nor will any single or partial exercise of any privilege, right or power hereunder preclude further exercise of any other privilege, right or power hereunder.

12.8. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of California without regard to conflicts of law.

12.9. Severability. The provisions of this Agreement shall be deemed severable, and if any portion shall be held invalid, illegal or unenforceable for any reason, the remainder of this Agreement shall be effective and binding upon the Parties. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

12.10. Attorneys’ Fees. In the event that any action, including mediation or arbitration, is brought by either party arising out of or in connection with this Agreement, the prevailing party in such action shall be entitled to recover its costs of suit, including reasonable attorneys’ fees.

12.11. Captions. Any captions to or headings of the articles, sections, subsections, paragraphs, or subparagraphs of this Agreement are solely for the convenience of the Parties, are not a part of this Agreement, and shall not be used for the interpretation or determination of any provision hereof.

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12.12. Cumulation of Remedies. The various rights, options, elections, powers, and remedies of the respective Parties hereto granted by this Agreement are in addition to any others to which the Parties may be entitled to by law, shall be construed as cumulative, and no one of them is exclusive of any of the others, or of any right of priority allowed by law.

12.13. No Third Party Rights. The Parties do not intend the benefits of this Agreement to inure to any third person not a signatory hereto; and accordingly, this Agreement shall not be construed to create any right, claim or cause of action against either party by any person or entity not a party hereto.

12.14. Construction of Agreement. The Parties agree that each party and its counsel have participated in the review and revision of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms. The language used in the Agreement will be construed, in all cases, according to its fair meaning, and not for or against any party hereto. The Parties acknowledge that each party has reviewed this Agreement and that rules of construction to the effect that any ambiguities are to be resolved against the drafting party will not be available in the interpretation of this Agreement.

12.15. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.16. Survival. The following provisions of this Agreement shall survive any termination hereof: Section 3 (Confidentiality), Section 6.6 (Effect of Termination), Section 11 (Insurance and Indemnity), and Section 12.2 (Access to Books and Records).

12.17. Jeopardy. In the event the performance by any Party hereto of any term, covenant, condition or provision of this Agreement should be determined by a state or federal court or governmental agency to be in violation of any statute, ordinance, or be otherwise deemed illegal (“Jeopardy Event”), then the Parties will use their best efforts to meet forthwith and attempt to negotiate an amendment to this Agreement to remove or negate the effect of the Jeopardy Event. In the event the Parties are unable to negotiate such an amendment within thirty (30) days following written notice by any Party of the Jeopardy Event, then any other Party may terminate this Agreement immediately upon written notice.

(Signature Page Follows)

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date:

Apollo Medical Management, Inc.
(“MANAGER”):

By:	/s/ Kyle Francis

Its:	Chief Financial Officer

Apollomed Care Clinic, a Professional Corporation
(“Group”):

By:	/s/ Warren Hosseinion, M.D.

Its:	Chief Executive Officer

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Exhibit A

Management Services

Group hereby engages Manager to provide the management services described herein, and Manager hereby accepts such engagement, all on the terms and conditions set out herein. Manager shall carry out its duties at the direction of Group and keep Group informed as to all major policy matters and other major decisions. Manager shall have all reasonable discretion in Group’s non-clinical operations and shall exercise Manager’s reasonable judgment in the management and operation of the administrative aspects in the absence of specific direction from Group.

Subject to the direction and approval of Group, Manager shall use its commercially reasonable efforts to perform the following management duties pursuant to this Agreement:

(a) Business Matters. Manager, on behalf of Group in its sole discretion, will maintain oversight and conduct an annual review and approval of utilization management activities; Manager shall determine and maintain adequate reserves to perform all duties as required by Group, including maintaining the Tangible Net Equity (“TNE”) at levels required by the DMHC of all Risk Bearing Organizations (“RBOs”) in the state; Manager will maintain oversight and, unless otherwise determined by Group, conduct an annual review of Group’s Credentialing and Recredentialing activities.

(b) Management & Clinical Information Systems. Upon request and in consultation with Group, the planning, negotiation with third party vendors, selection, installation and operation of appropriate hardware and software (including but not limited to the Apollo Web database technology) to provide Group with management and clinical information systems support. All clinical and financial data pertaining to Group’s practice shall be regularly backed up on electronic media, with additional hard copy back up when in the judgment of Manager, after consultation with Group, it is prudent to do so, and copies of such back up data in both electronic media and hard copy shall be provided to Group from time to time upon request of Group. Upon termination of this Agreement for any reason, all such data and back up data shall be promptly delivered to Group to ensure continuity of Group’s financial and clinical operations. All such services shall comply, as appropriate, with the Health Insurance Portability and Accountability Act of 1996, and the regulations promulgated thereto (“HGroupA”).

(c) UR/QA. Assisting Group in the establishment and implementation of a program or programs of utilization review and quality assurance for the activities of Group, and in the formulation and implementation of related policies, procedures and protocols including, but not limited to both a monitoring function and the development and implementation of performance parameters, evidence based medicine protocols, and outcomes measurements

(d) Advertising. Marketing of physician services to hospitals, and otherwise coordinating advertising, marketing and similar activities conducted on behalf of Group, after consultation with Group.

(e) Capital. Consulting with Group regarding capital and financial needs, including seeking capital, undertaking the efforts to raise, and providing access to, capital for any lawful purpose, including without limitation working capital, acquiring other physician practices and acquiring other business assets of the practice.

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(f) Contract Negotiation. Manager shall assist Group in setting the parameters under which Group will enter into, and in negotiating, contractual relations with hospitals and third party payors.

(g) Oversight of Subcontractors. Manager shall assist Group in setting parameters for and providing oversight of Group’s non-medical subcontract managers, including Prospect Medical Group (and its successors or assigns, as applicable) (“Subcontractors”).

(h) Annual Operating Plan. Manager will assist Group in preparing the annual operating plan of Group. Manager will prepare the Annual Operating Plan and submit it to Group no later than 90 days prior to the end of the calendar year. Group will be obligated to approve the Annual Operating Plan submitted by Manager no later than 30 days prior to the end of the calendar year.

(i) Major Decision Making. Manager will have the right to enter into commitments and financial obligations on behalf of Group without prior Group approval for amounts included in the Operating Plan. To the extent the transaction is outside the Operating Plan, Manager will have the right to bind Group for amounts up to $1,000,000 without prior Group approval.

(j) Other Services. Providing such other services as may be agreed between the Parties from time to time which may include, but not be limited to, physician recruitment services, contracting services (with hospitals and payors), physicians scheduling, payroll services for the physicians (as well as management company personnel), case management for patients, business strategy, and operating performance management.

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Exhibit B

Management Fee

(a) In consideration of the management services to be rendered by Manager hereunder, Group shall pay Manager, each month, ten percent (10%) of Group’s gross revenue that Group receives for the performance of medical services by Group.

(b) On or before the twentieth (20th) day of the month following each month, Manager may deduct and pay to itself, from any account(s) of Group managed by Manager, all amounts due and owing to Manager as management fees for the immediately preceding month.

(c) Group desires to incentivize Manager to achieve operational and financial objectives as determined in the Operating Plan. Following the end of the calendar year, Group will pay Manager a bonus of 50% of the Group’s excess cash, provided the operating and financial objectives mutually agreed to by Group and Manager and set forth in the Operating Plan are met. “Excess cash” for the calendar year shall be the amount of Group’s annual net income (or loss) in excess of the target net income as mutually agreed upon by Manager and Group and set forth in the Operating Plan. The Group’s annual net income (or loss) will be determined in accordance with U.S. generally accepted accounting principles and consistent with the Operating Plan.

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Exhibit C

HIPAA BUSINESS ASSOCIATE AGREEMENT

THIS BUSINESS ASSOCIATE AGREEMENT is made as of the 31st day of July, 2013 by and between Apollomed Care Clinic (“Covered Entity”) and Apollo Medical Management Inc.

RECITALS:

WHEREAS, Apollo Medical Management Inc., (hereinafter referred to as “Business Associate”), provides services for Covered Entity (the “Service Arrangement”) pursuant to which Covered Entity may disclose Protected Health Information (“PHI”) to Business Associate in order to enable Business Associate to perform one or more functions for Covered Entity related to Treatment, Payment or Health Care Operations; and

WHEREAS, the parties desire to comply with the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and the Final Rule for Standards for Privacy of Individually Identifiable Health Information adopted by the United States Department of Health and Human Services and codified at 45 C.F.R. part 160 and part 164, subparts A & E (the “Privacy Rule”), the HIPAA Security Rule, codified at 45 C.F.R. Part 164 Subpart C (the “Security Rule”) and Subtitle D of the Health Information Technology for Economic and Clinical Health Act (“HITECH”) including 45 C.F.R. Sections 164.308, 164.310, 164.312 and 164.316.

NOW THEREFORE, the parties to this Agreement hereby agree as follows:

1.	Definitions. Terms used, but not otherwise defined, in this Agreement shall have the same meaning as those terms in 45 C.F.R. §§ 160.103, 164.103, and 164.304, 164.501 and 164.502.

2.	Obligations and Activities of Business Associate.

a.	Business Associate agrees to not use or further disclose PHI other than as permitted or required by this Agreement, as Required by Law or as permitted by law, provided such use or disclosure would also be permissible by law by Covered Entity.

b.	Business Associate agrees to use appropriate safeguards to prevent use or disclosure of the PHI other than as provided for by this Agreement. Business Associate agrees to implement Administrative Safeguards, Physical Safeguards and Technical Safeguards (“Safeguards”) that reasonably and appropriately protect the confidentiality, integrity and availability of PHI as required by the “Security Rule”, including those safeguards required pursuant to 45 C.F.R. §§ 164.308, 164.310, 164.312, 164.314 and 164.316, in the same manner that those requirements apply to Covered Entity pursuant to 45 C.F.R. § 164.504.

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c.	Business Associate agrees to mitigate, to the extent practicable, any harmful effect that is known to Business Associate of a use or disclosure of PHI by Business Associate in violation of the requirements of this Agreement.

d.	Business Associate agrees to report to Covered Entity any use or disclosure for the PHI not provided for by this Agreement, including breaches of unsecured PHI as required by 45 C.F.R. § 164.410, and any Security Incident of which it becomes aware.

e.	Business Associate agrees to ensure that any agent, including a subcontractor or vendor, to whom it provides PHI received from, or created or received by Business Associate on behalf of Covered Entity agrees to the same restrictions and conditions that apply through this Agreement to Business Associate with respect to such information through a contractual arrangement that complies with 45 C.F.R. § 164.314.

f.	Business Associate agrees to provide paper or electronic access, at the request of Covered Entity and in the time and manner designated by Covered Entity, to PHI in a Designated Record Set to Covered Entity or, as directed by Covered Entity, to an Individual in order to meet the requirements under 45 C.F.R. § 164.524. If the Individual requests an electronic copy of the information, Business Associate must provide Covered Entity with the information requested in the electronic form and format requested by the Individual and/or Covered Entity if it is readily producible in such form and format; or, if not, in a readable electronic form and format as requested by Covered Entity.

g.	Business Associate agrees to make any amendment(s) to PHI in a Designated Record Set that Covered Entity directs or agrees to pursuant to 45 C.F.R. §164.526 at the request of Covered Entity or an Individual, and in the time and manner designated by Covered Entity.

h.	Business Associate agrees to make its internal practices, books, and records relating to the use and disclosure of PHI received from, created or received by Business Associate on behalf of Covered Entity available to Covered Entity, or at the request of Covered Entity to the Secretary, in a time and manner designated by Covered Entity or the Secretary, for the purposes of the Secretary determining Covered Entity’s compliance with the Privacy Rule and Security Rule.

i.	Business Associate agrees to document such disclosures of PHI and information related to such disclosures as would be required for Covered Entity to respond to a request by an Individual for an accounting of disclosures of PHI in accordance with 45 C.F.R. §164.528.

j.	Business Associate agrees to provide to Covered Entity or an Individual, in a time and manner designated by Covered Entity, information collected in accordance with this Agreement, to permit Covered Entity to respond to a request by an individual for an accounting of disclosures for PHI in accordance with 45 §C.F.R. 164.528.

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k.	If Business Associate accesses, maintains, retains, modifies, records, stores, destroys, or otherwise holds, uses, or discloses Unsecured Protected Health Information (as defined in 45 C.F.R. § 164.402) for Covered Entity, it shall, following the discovery of a breach of such information, promptly notify Covered Entity of such breach. Such notice shall include: a) the identification of each individual whose Unsecured Protected Health Information has been, or is reasonably believed by Business Associate to have been accessed, acquired or disclosed during such breach; b) a brief description of what happened, including the date of the breach and discovery of the breach; c) a description of the type of Unsecured PHI that was involved in the breach; d) a description of the investigation into the breach, mitigation of harm to the individuals and protection against further breaches; e) the results of any and all investigation performed by Business Associate related to the breach; and f) contact information of the most knowledgeable individual for Covered Entity to contact relating to the breach and its investigation into the breach.

l.	Business Associate agrees that it will not receive remuneration directly or indirectly in exchange for PHI without authorization unless an exception under 13405(d) of the HITECH Act applies.

m.	Business Associate agrees that it will not receive remuneration for certain communications that fall within the exceptions to the definition of Marketing under 45 C.F.R. §164.501 unless permitted by the HITECH Act.

n.	Business Associate agrees that it will not use or disclose genetic information for underwriting purposes, as that term is defined in 45 C.F.R. § 164.502.

o.	Business Associate hereby agrees to comply with state laws applicable to PHI and personal information of individuals’ information it receives from Covered Entity, including the Massachusetts Data Security Regulations, 201 CMR 17.00 during the term of the Agreement.

i.	Business Associate agrees to: (a) implement and maintain appropriate physical, technical and administrative security measures for the protection of personal information as required by any state law, including 201 CMR 17.00; including, but not limited to: (i) encrypting all transmitted records and files containing personal information that will travel across public networks, and encryption of all data containing personal information to be transmitted wirelessly; (ii) prohibiting the transfer of personal information to any portable device unless such transfer has been approved in advance; and (iii) encrypting any personal information to be transferred to a portable device; and (b) implement and maintain a Written Information Security Program as required by any state law, including 201 CMR 17.00.

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ii.	The safeguards set forth in this Agreement shall apply equally to PHI, confidential and “personal information.” Personal information means an individual's first name and last name or first initial and last name in combination with any one or more of the following data elements that relate to such resident: (a) Social Security number; (b) driver's license number or state-issued identification card number; or (c) financial account number, or credit or debit card number, with or without any required security code, access code, personal identification number or password, that would permit access to a resident's financial account; provided, however, that "personal information" shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

3.	Permitted Uses and Disclosures by Business Associate.

a.	Except as otherwise limited to this Agreement, Business Associate may use or disclose PHI to perform functions, activities, or services for, or on behalf of, Covered Entity as specified in the Service Arrangement, provided that such use or disclosure would not violate the Privacy Rule if done by Covered Entity or the minimum necessary policies and procedures of Covered Entity required by 45 C.F.R. §164.514(d).

b.	Except as otherwise limited in this Agreement, Business Associate may use PHI for the proper management and administration of the Business Associate or to carry out the legal responsibilities of the Business Associate.

c.	Except as otherwise limited in this Agreement, Business Associate may disclose PHI for the proper management and administration of the Business Associate, provided that disclosures are Required By Law, or Business Associate obtains reasonable assurances from the person to whom the information is disclosed that it will remain confidential and used or further disclosed only as Required By Law or for the purpose for which it was disclosed to the person, and the person notifies the Business Associate of any instances of which it is aware in which the confidentiality of the information has been breached.

d.	Except as otherwise limited in this Agreement, Business Associate may use PHI to provide Data Aggregation services to Covered Entity as permitted by 45 C.F.R. §164.504 (e)(2)(i)(B).

e.	Business Associate may use PHI to report violations of law to appropriate Federal and State authorities, consistent with 45 C.F.R. §164.502(j)(1).

4.	Obligations of Covered Entity

a.	Covered Entity shall notify Business Associate of any limitation(s) in its notice of privacy practices of Covered Entity in accordance with 45 C.F.R. § 164.520, to the extent that such limitation may affect Business Associate’s use or disclosure of PHI.

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b.	Covered Entity shall notify Business Associate of any changes in, or revocation of, permission by an Individual to use or disclose PHI to the extent that such changes may affect Business Associate’s use or disclosure of PHI.

c.	Covered Entity shall notify Business Associate of any restriction to the use or disclosure of PHI that Covered Entity has agreed to in accordance with 45 C.F.R. §164.522, to the extent that such restriction may affect Business Associate’s use or disclosure of PHI.

5.	Permissible Requests by Covered Entity

Covered Entity shall not request Business Associate to use or disclose PHI in any manner that would not be permissible under the Privacy Rule if done by Covered Entity, provided that, to the extent permitted by the Service Arrangement, Business Associate may use or disclose PHI for Business Associate’s Data Aggregation activities or proper management and administrative activities.

6.	Term and Termination.

a.	The term of this Agreement shall begin as of the effective date of the Service Arrangement and shall terminate when all of the PHI provided by Covered Entity to Business Associate, or created or received by Business Associate on behalf of Covered Entity, is destroyed or returned to Covered Entity, or, if it is infeasible to return or destroy PHI, protections are extended to such information, in accordance with the termination provisions of this Section.

b.	Upon Covered Entity’s knowledge of a material breach by Business Associate, Covered Entity shall either:

i.	Provide an opportunity for Business Associate to cure the breach or end the violation and terminate this Agreement and the Service Arrangement if Business Associate does not cure the breach or end the violation within the time specified by Covered Entity.

ii.	Immediately terminate this Agreement and the Service arrangement if Business Associate has breached a material term of this Agreement and cure is not possible; or

iii.	If neither termination nor cure is feasible, Covered Entity shall report the violation to the Secretary.

c.	Except as provided in paragraph (d) of this Section, upon any termination or expiration of this Agreement, Business Associate shall return or destroy all PHI received from Covered Entity, or created or received by Business Associate on behalf of Covered Entity. This provision shall apply to PHI that is in the possession of subcontractors or agents of Business Associate. Business Associate shall retain no copies of the PHI. Business Associate shall ensure that its subcontractors or vendors return or destroy any of Covered Entity’s PHI received from Business Associate.

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d.	In the event that Business Associate determines that returning or destroying the PHI is infeasible, Business Associate shall provide to Covered Entity notification of the conditions that make return or destruction infeasible. Upon Covered Entity’s written agreement that return or destruction of PHI is infeasible, Business Associate shall extend the protections of this Agreement to such PHI and limit further uses and disclosures of such PHI to those purposes that make the return or destruction infeasible, for so long as Business Associate maintains such PHI.

7.	Miscellaneous.

a.	A reference in this Agreement to a section in the Privacy Rule or Security Rule means the section as in effect or as amended.

b.	The Parties agree to take such action as is necessary to amend this Agreement from time to time as is necessary for Covered Entity to comply with the requirements of HIPAA, the Privacy and Security Rules and HITECH.

c.	The respective rights and obligations of Business Associate under Section 6 (c) and (d) of this Agreement shall survive the termination of this Agreement.

d.	Any ambiguity in this Agreement shall be resolved to permit Covered Entity to comply with HIPAA and HITECH.

e.	Business Associate is solely responsible for all decisions made by Business Associate regarding the safeguarding of PHI.

f.	Nothing express or implied in this Agreement is intended to confer, nor shall anything herein confer upon any person other than Covered Entity, Business Associate and their respective successors and assigns, any rights, remedies, obligations or liabilities whatsoever.

g.	Modification of the terms of this Agreement shall not be effective or binding upon the parties unless and until such modification is committed to writing and executed by the parties hereto.

h.	This Agreement shall be binding upon the parties hereto, and their respective legal representatives, trustees, receivers, successors and permitted assigns.

i.	Should any provision of this Agreement be found unenforceable, it shall be deemed severable and the balance of the Agreement shall continue in full force and effect as if the unenforceable provision had never been made a part hereof.

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j.	This Agreement and the rights and obligations of the parties hereunder shall in all respects be governed by, and construed in accordance with, the laws of the State of California, including all matters of construction, validity and performance.

k.	All notices and communications required or permitted to be given hereunder shall be sent by certified or regular mail, addressed to the other part as its respective address as shown on the signature page, or at such other address as such party shall from time to time designate in writing to the other party, and shall be effective from the date of mailing.

l.	This Agreement, including such portions as are incorporated by reference herein, constitutes the entire agreement by, between and among the parties, and such parties acknowledge by their signature hereto that they do not rely upon any representations or undertakings by any person or party, past or future, not expressly set forth in writing herein.

m.	Business Associate shall maintain or cause to be maintained sufficient insurance coverage as shall be necessary to insure Business Associate and its employees, agents, representatives or subcontractors against any and all claims or claims for damages arising under this Business Associate Agreement and such insurance coverage shall apply to all services provided by Business Associate or its agents or subcontractors pursuant to this Business Associate Agreement. Business Associate shall indemnify, hold harmless and defend Covered Entity from and against any and all claims, losses, liabilities, costs and other expenses (including but not limited to, reasonable attorneys’ fees and costs, administrative penalties and fines, costs expended to notify individuals and/or to prevent or remedy possible identity theft, financial harm, reputational harm, or any other claims of harm related to a breach) incurred as a result of, or arising directly or indirectly out of or in connection with any acts or omissions of Business Associate, its employees, agents, representatives or subcontractors, under this Business Associate Agreement, including, but not limited to, negligent or intentional acts or omissions. This provision shall survive termination of this Agreement.

(Signature Page Follows)

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

COVERED ENTITY
Apollomed Care Clinic, a Professional Corporation

/s/ Warren Hosseinion, M.D.
By: Warren Hosseinion, M.D.
Title: CEO

BUSINESS ASSOCIATE
Apollo Medical Management Inc.

/s/ Kyle Francis
By: Kyle Francis
Title: CFO

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